Exhibit 10.35

                       CORPORATE HEALTH INSURANCE COMPANY
                  (A Minneapolis, Minnesota Domiciled Company)
                           Principal Executive Offices
                                 980 Jolly Road
                          Blue Bell, Pennsylvania 19422

                           COMPREHENSIVE MAJOR MEDICAL
                          GROUP HEALTH INSURANCE POLICY

         Providing Health Insurance With Optional Prescription Coverage

                                NON-PARTICIPATING

This Comprehensive Major Medical Group Health Insurance Policy (the "Policy") is a legal contract between Corporate Health insurance Company ("CHI" or the "Company") and the policyholder indicated on the Schedule of Benefits (the "Policyholder"), which is set forth in the Summary of Benefits distributed to each eligible employee of the Policyholder and incorporated herein by reference.

In consideration of a signed application and payment of the required premiums. the Company agrees to provide insurance for eligible employees of the Policyholder and their eligible dependents while such persons are covered under this Policy and are insured for the applicable coverage. Benefits are subject to the terms, conditions. exclusions and limitations of this Policy. Certain identified benefits are subject to pre-certification requirements. which if not followed will result in reduced benefits.

This Policy takes effect 12:01 a.m. Eastern Standard Time on the Effective Date at the Policyholder's address.

Corporate Health Insurance Company has caused its President and Secretary to execute and witness this Policy




 /s/                                                 /s/
 Secretary                                           President



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TABLE OF CONTENTS

 I.      General Information                                  1
 II.     Eligibility                                          2
 III.    Enrollment Changes                                   5
 IV.     Policy Benefits and Payments                         6
 V.      Pre-Certification                                    8
 VI.     Covered Medical Services                             9
 VII.    General Exclusions                                   19
 VIII.   General Provisions                                   22
 IX.     Continuation of Coverage                             26
 X.      Coordination of Benefits                             30
 XI.     Medicare                                             33
 XII.    Subrogation                                          34
 XIII.   Policyholder/Employer Provisions                     35
 XIV.    Pre-Existing Conditions Limitation                   37
 XV.     Definitions                                          38



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 I.      GENERAL INFORMATION

 1.      POLICY NUMBER:   PA 18927I-Custom

 2.      POLICYHOLDER NUMBER:   PA 18927I

 3.      NAME AND ADDRESS OF POLICYHOLDER:
          STV Group
          11 Robinson Street
          Pottstown, PA 19464

 4.      EMPLOYER IDENTIFICATION NUMBER (E.I.N.) ASSIGNED
         BY INTERNAL REVENUE SERVICE: 23-1698231

 5.      TYPE OF POLICY: Group Health Insurance Policy - Custom Plan

 6.      THE NAME, BUSINESS ADDRESS AND TELEPHONE NUMBER OF THE COMPANY:

         CORPORATE HEALTH INSURANCE COMPANY
          980 Jolly Road
          P.O. Box 1109
          Blue Bell, Pennsylvania 19422
          1-800-204-2300

 7.       POLICY EFFECTIVE DATE: July 1, 1996

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 II.     ELIGIBILITY

1.   Covered Persons

     This Policy will cover the following Covered Persons:

     (i) all Eligible Employees of the Policyholder and its subsidiaries and affiliates specifically identified in writing by the Policyholder to the Company; and

     (ii) their Eligible Dependents.

2.   Eligibility Date

     The "Eligibility Date" for each Covered Person will be:

     (i) if the Covered Person is an Eligible Employee, the later of the date of hire by the Policyholder (or, if applicable, the date on which the waiting period imposed by the Policyholder ends) and the Effective Date of this Policy; or

     (ii) if the Covered Person is an Eligible Dependent, the later of the date of hire (or, if applicable, the date on which the waiting period imposed by the Policyholder ends) of the Eligible Employee to whom such Covered Person is a Dependent and the Effective Date of this Policy.

3.   When Coverage Begins


     (a) If an Eligible Employee enrolls on or before the Effective Date of this Policy, coverage will begin under this Policy on the Effective Date for such Eligible Employee and any Eligible Dependents of such Employee identified as Covered Persons in the Policy Enrollment Form.

     (b) If an Eligible Employee enrolls after the Effective Date of this Policy, coverage will begin on the first day of the calendar month after the Eligible Employee enrolls under this Policy.

     (c) An Eligible Employee will be deemed to have enrolled under this Policy when the Eligible Employee has completed, signed and delivered a Policy Enrollment Form, identifying any Eligible Dependents as Covered Persons, to the Company and such Policy Enrollment Form has been accepted by the Company at its sole discretion.

     (d) Should the Eligible Employee not be working full-time on the day he or she would ordinarily become covered under this Policy, the coverage for such Employee and any Eligible Dependents will be delayed until he or she returns to full-time work.

     (e) Limitation: Each Eligible Employee will have 31 days from his or her Eligibility Date to enroll for coverage. No Evidence of Good Health will be required for any Eligible Employee enrolling within such 31 days. All Eligible Employees enrolling after such 31 days will be required to submit Evidence of Good Health for his or herself and for each Eligible Dependent. If such Employee fails to provide Evidence of Good Health satisfactory to the Company, the Company may reject the Employee's enrollment application for insurance under this Policy. Coverage under this Policy for enrollees after such 31 days who provides satisfactory Evidence of Good Health will begin no earlier than the first day of the calendar month after CHI's approval of Evidence of Good Health.

     (f) For purpose of this Article only, each Eligible Employee who enrolls under this Policy during any designated open enrollment period of the Policyholder shall be deemed and treated as a new employee of the Policyholder.

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4.   Return to Work After Voluntary Termination of Employment

     If an Eligible Employee returns to active full-time employment with the Policyholder at any time following voluntary termination of employment with the Policyholder, the waiting period described herein for new Employees will apply, unless the Eligible Employee returns within 12 months after the date of the voluntary termination.

5.   Dependent Coverage


     (a) A Covered Employee's spouse and a Covered Person's dependent children can also be covered under the Policy pursuant to the terms hereof.

     (b) The Covered Employee's spouse is eligible for dependent coverage unless:

          (i) The Covered Employee and his or her spouse are legally separated or divorced or have obtained an annulment;

          (ii) Both the Covered Employee and his or her spouse are employees of the Policyholder. The Covered Employee and his or her spouse may choose to be covered as individual employees of the Policyholder, or one may cover the other as a Dependent, but both of them may not cover the other as a Dependent;

          (iii) Such spouse is in active Military Service;

          (iv) Such spouse is of the same sex; or

          (v) Such spouse is not a legal spouse, under the laws of the Commonwealth of Pennsylvania.

     (c) The Covered Person's natural or legally adopted child is eligible from birth so long as the child is:

          (i)  Less than age 23, or if a full-time student, less than age 23;

          (ii) Not married; and

          (iii) Not on active duty in any of the armed forces.

     (d) Child/children under legal guardianship (including foster children) or children under court order will be included under this Policy under the same conditions and restrictions applicable to a Covered Person's natural or legally adopted children.

     (e) The Covered Employee's spouse and child/rep meeting the requirements described above are referred to in this Policy as "Eligible Dependents."

6.   Enrolling the Eligible Employee's Eligible Dependents


     (a) The Eligible Employee can enroll for family coverage at the same time he or she becomes eligible for his or her individual coverage.

     (b) If the Eligible Employee has no Dependents when the Eligible Employee first enrolls but later gains one, the Eligible Employee may enroll for family coverage within 31 days of the date the Eligible Employee gains the Dependent. This includes Dependents gained by marriage, birth adoption, legal guardianship or court order. During the first 31 days after the birth of a child, the child will be

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          automatically covered for all eligible benefits. For coverage of a child beyond the first 31 days after birth and for coverage of a spouse during and beyond the first 31 days after marriage, enrollment must be made and the first premium charge for that Dependent must be paid within that 31 day period.

     (c) Note: Except for newborn child's coverage during the first 31 days after birth. if the Eligible Employee does not enroll his or her Dependents within 31 days after the Dependent becomes eligible. satisfactory Evidence of Good Health for each Dependent will be required. If satisfactory Evidence of Good Health is not provided for such Dependent, the Company may reject the enrollment application for insurance of such Dependent under this Policy. Coverage for such Dependent providing satisfactory Evidence of Good Health will then begin no earlier than the first day of the calendar month following CHI's approval of the Evidence of Good Health. However, no Evidence of Good Health will be required for any Dependent who enrolls within such 31 days.

     (d) If a Dependent, except a child covered at birth, is confined for medical care or treatment in any institution or at home when coverage would normally start, the Dependent will not be covered until given a final release by a Physician from all such confinement.

7.   When Dependent Coverage Stops

     Except as otherwise specifically provided in this Policy, coverage for Dependents shall end when the dependent relationship with the Eligible Employee ends or when coverage for the Eligible Employee of whom such person is a Dependent ends. When coverage for a Dependent ends, the Dependent will have an opportunity to obtain continuation of medical coverage as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA). For more information on COBRA and the right to continued medical coverage, see Section 1 of Article IX of this Policy.

8.   Extension of Coverage for Dependents


     (a) Under certain circumstances described below, coverage could continue for an Eligible Dependent after the time coverage would normally stop under this Policy.

     (b) A child who is otherwise eligible hereunder and is physically or mentally incapable of self-support upon attaining the limiting age may be continued under the coverage provided hereunder so long as he or she remains incapacitated and unmarried at that time, subject to the coverage of the Covered Employee to whom such child is dependent is continuing in effect.

     (c) To be eligible for the continued coverage described in this Section of a Dependent child beyond the time coverage would normally end, proof of his or her incapacity must be submitted to CHI within 31 days after such Dependent's attainment of the limiting age. Proof of the incapacity will be required from time to time to keep this coverage in effect. Each time CHI asks for proof that a Covered Dependent is incapacitated, CHI may require the Covered Dependent to have a Physician's examination at the Covered Person's expense. CHI may specify the Physician.

     (d) The continued coverage of a dependent child under this Section shall terminate on the earliest of the following dates:

          (i) the date such child is no longer incapacitated according to the Policy;

          (ii) the date proof of the child's incapacity is not provided when asked; or

          (iii)the date his or her Dependent's coverage terminates pursuant to
               Article II, Section 7 or Article XIII of this Policy.

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III. ENROLLMENT CHANGES

Enrollment and benefit coverage under this Policy may be changed only upon a change in family status of the Covered Employee.

A "change of family status" occurs when:

          1.   A Covered Employee gets married or divorced;

          2.   A Covered Employee's child is born or legally adopted;

          3.   A Covered Employee's spouse or child dies; or

          4. A Covered Employee's spouse has a loss of group insurance coverage.

Unless otherwise permitted under Article II, a Covered Employee may change his or her benefit coverage or enroll new Dependents only if Evidence of Good Health has been submitted and approved by CHI for each individual involved.

Furthermore, if a Dependent of a Covered Employee, other than a newborn child, is confined in a Hospital, Skilled Nursing Facility, at home or any other institution on the date coverage would become effective, then such coverage will be postponed until the day after the Dependent is no longer so confined and a final release from such confinement is provided by the Physician.



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IV. POLICY BENEFITS AND PAYMENTS

If, as a result of an illness or injury, a Covered Person incurs eligible medical expenses which exceed the Deductible Amount set forth in the Schedule of Benefits during a calendar year, the Company will pay for such excess in accordance with the co-payment and co-insurance provisions of the Schedule of Benefits, subject to all other terms and conditions set forth in this Policy.

1.   Deductible Amount


The Deductible Amount is the specified amount of eligible expenses which a Covered Person or a Family Unit (as the case may be) is required to pay before CHI pays any benefits under this Policy. Covered expenses which are used in satisfying the Deductible Amount must be incurred and applied to such deductible within the applicable calendar year.

The Deductible Amount applies to each Covered Person, subject to any family Deductible Amount set forth in the Schedule of Benefits, if applicable. The Deductible Amount must be satisfied once each calendar year, except for:

     (a) the Common Accident Provision: if the Deductible Amount applies to accident expenses and if two or more members of one family incur covered expenses because of disabilities resulting from injuries sustained in any one accident, the Deductible Amount will be applied only once with respect to all covered expenses incurred as a result of the accident; and

     (b) the Carryover Provision: if any part or all of the Deductible Amount has been satisfied during the last three months of such calendar year, the Deductible Amount for the next calendar year will be reduced by the amount applied.

The Deductible Amount is not applicable to certain eligible medical expenses noted in the Schedule of Benefits, for which you or your family member need to pay any Deductible Amount prior to being paid benefits under the Policy.

2. Co-Payment and Co-Insurance


After the applicable Deductible Amount has been paid by the Covered Person or the Family Unit (as the case may be), the eligible expenses for Covered Medical Services will be paid by CHI and the Covered Persons in accordance with the co-payment and co-insurance provisions set forth in the Schedule of Benefits. Certain Covered Medical Services will be subject to co-insurance provisions, which require the payment obligations in excess of the Deductible Amount to be shared between CHI and the Covered Person in accordance with percentages of Reasonable and Customary Charges set forth in the Schedule of Benefits. Certain other Covered Medical Services will be subject to co-payment provisions, which require an initial sum specified in the Schedule of Benefits to be paid by the Covered Person and the balance of Reasonable and Customary Charges to be paid by CHI.

Certain Covered Medical Services specified in the Schedule of Benefits may not be subject to co-insurance or co-payment requirements.

3. Out-of-Pocket Maximum


During any calendar year, the Covered Person or the Family Unit (as the case may be) will not be required to pay an aggregate amount in excess of the out-of-pocket maximum amount specified in the Schedule of Benefits (the "Out-of-Pocket Amount"). If during any calendar year the Covered Person or the Family Unit (as the case may be) has paid pursuant to the above co-insurance or co-payment provision an aggregate amount greater than the Out-of-Pocket Amount, CHI will pay for 100% of the balance of the eligible expenses, up to the amount of the maximum benefit amounts set forth in the Schedule of Benefits.

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The co-insurance and co-payments paid by the Covered Person or the Family Unit will be included in the Out-of-Pocket Amount. However, the Deductible Amount paid by the Covered Person or the Family Unit will not be included in the Out-of-Pocket Amount.

4.   Maximum Benefits

The benefits payable under this Policy for all eligible medical expenses incurred by any Covered Person shall not exceed the applicable maximum benefits specified in the Schedule of Benefits. Such maximum benefits may be in the form of a maximum amount payable during lifetime or a specified period or in the form of a maximum number of days or visits for which benefits are payable under the Policy. Different Covered Medical Services may be subject to one or more different maximum benefits.

5.   Restoration and Reinstatement

If a Covered Person has received his or her maximum benefits under the Policy, then on the first day of each calendar year $1,000 shall be reinstated, but in no event shall the reinstated amount exceed the applicable maximum benefits set forth in the Schedule of Benefits. However, any Covered Person who wishes immediate reinstatement of the full Policy maximum shall again be entitled to receive full benefits by submitting Evidence of Good Health at his or her own expense. The new maximum benefits will take effect on the first day of the month following CHI's approval at its sole discretion of Evidence of Good Health. This restoration and reinstatement provision will not apply to certain Covered Medical Services, as specified in the Schedule of Benefits.

6.   Re-Entry Into Policy

Any person who was formerly covered under the Policy, either as an Eligible Employee or as a Dependent, and who again becomes covered hereunder within a one-year period from the termination date of his or her previous coverage, either as an employee or as a Dependent, shall not have his or her full maximum benefits restored solely by reason of the fact that s/he has become covered for a second or subsequent time. The maximum benefits with respect to such person, as set forth in the Schedule of Benefits, shall be reduced by any benefits previously paid under this Policy.



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V.   PRE-CERTIFICATION

When a Physician recommends that a Covered Person be hospitalized or receive certain other medical services or supplies specified in the Schedule of Benefits, there are certain procedures that must be followed.

The Covered Person, a member of his or her family, a hospital staff member, or the attending Physician, must notify CHI to pre-certify the admission or treatment, as the case may be, prior to receiving any of the services or supplies that require pre-certification pursuant to the Schedule of Benefits or this Policy.

The Company will reduce the benefits payable under this Policy by the percentage set forth in the Schedule of Benefits if the procedures for pre-certification set forth herein are not followed. Each Covered Person will be responsible to pay the unpaid balance of the benefits.

To obtain pre-certification, call CHI at 1-800-509-3400. This call must be made:

     1. Prior to any planned admission into Hospital and prior to receiving such other eligible services or supplies that require pre-certification according to the Schedule of Benefits or this Policy;

     2. Within 24 hours after the time of an emergency admission or as soon thereafter as reasonably possible; and

     3. As soon as the attending Physician confirms that a Covered Person is pregnant and again within 24 hours of the birth or as soon thereafter as reasonably possible.

When calling CHI, the caller must provide:

     1. The Covered Person's name and the Covered Person's social security number;

     2.   The treating Physician's name, address and phone number;

     3. The name of the Hospital or treatment facility and the anticipated admission or treatment date; and

     4.   The Policyholder's name and Policyholder Policy Number.

There is no requirement to call in advance before seeking treatment for an emergency.

Case Management

Certain medical conditions for which a claim is made under the Policy may be referred to Case Management (CM).

Only those conditions for which Covered Medical Expenses are expected to exceed a certain dollar amount, and for which there is a potential lower cost treatment alternative, will be referred to CM.

CM is a program which provides a case-by-case analysis and medical treatment plan suggestions that address the need of catastrophically ill or injured individuals. It concentrates on severe injuries and illnesses, such as spinal cord injuries or head trauma, when early intervention and individual case management will prove effective to a patient's recovery.

The decision to refer any case to CM will remain with CHI, who will rely on the criteria established by the CM service provider to determine which claims are recommended for CM, except that no alternative treatment will be provided to the Covered Person under CM without prior consent of the Covered Person and the attending Physician.

In certain instances a recommendation to use alternative treatment not normally covered by the Policy may be made when such treatment endorses quality care, Medical Necessity and cost effectiveness. Under these circumstances, any such alternative treatment will be covered by the Policy.

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VI.  COVERED MEDICAL SERVICES

Subject to the terms, conditions, exclusions and limitations set forth in the Schedule of Benefits (including the co-payment, co-insurance and maximum benefit amounts set forth therein) and in this Policy, the Company will pay and provide to each Covered Person the benefits described below.

This Policy does not cover charges in excess of Reasonable and Customary Charges (as defined herein) and does not provide benefits for services or supplies other than those Medically Necessary (as defined herein). Therefore, the term "charges" used below shall refer only to Reasonable and Customary Charges for Medically Necessary services or supplies. The coverage under this Policy is also subject to other exclusions set forth in Article VII of this Policy.

Acupuncture

The charges for the administration of acupuncture when provided for pain management in lieu of anesthesia.

Alcoholism and Drug Addiction Treatment

For alcoholism and drug addiction treatment, please refer to "Substance Abuse Treatment" below.

Ambulance Transportation

The charges for ambulance service. Coverage is limited to transportation to and from the nearest facility that can give necessary care and treatment.

Ambulatory Surgery

The charges for services and supplies furnished in connection with performance of a surgical procedure at an Ambulatory Surgical Facility or the outpatient department of a Hospital.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400 prior to treatment. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Limitations/Exceptions

Coverage is limited to charges for the following:

     1. Services and supplies furnished by the Ambulatory Surgical Facility or Hospital on the date of the procedure;

     2. Services of the operating Physician for performing the procedure and for: a. Related pre- and post-operative care; and b. The administering of an anesthetic; and

     3. Services of any other Physician for the administering of a general anesthetic.

This Policy does not cover Ambulatory Surgery charges incurred:

     (a) For the services of a Physician who renders technical assistance to the operating Physician, unless required in connection with the procedure; or

     (b) While the Covered Person is confined as a full-time Inpatient in a Hospital.

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Anesthesia

The charges for the administration of anesthetics by a Physician (other than the surgeon, assistant surgeon or the attending Physician) or registered nurse anesthetist (R.N.A.).

Assistant Surgeon

The charges for the professional services of a legally qualified Physician to render technical assistance to the operating surgeon when Medically Necessary in connection with a surgical procedure performed. However, no benefits are payable for surgical assistance rendered in hospitals where it is routinely available as a service provided by a hospital intern, resident or house officer. The assistant surgeon's charges are determined by using the surgeon's Reasonable and Customary Charges.

Birthing Center

The charges for services and supplies furnished by a Birthing Center for:

     1.   Prenatal care;

     2.   Delivery of a child or children; and

     3. Post-partum care rendered within twenty-four (24) hours after the delivery.

Also included are charges for the services shown below if received in connection with the above services and supplies furnished by the Birthing Center:

     1.   Charges by the operating Physician or certified nurse midwife for:

          a.   Performing an obstetrical procedure;
          b.   Related pre- and post-operative care; and
          c.   Administering an anesthetic.

     2. Charges by any other Physician for the administering of a general anesthetic.

Limitations/Exclusions

This Policy does not cover Birthing Center charges incurred:

     1. For the services of a Physician or certified nurse midwife who renders technical assistance to the operating Physician; or

     2. For which pregnancy-related expenses are not covered under this Policy.

Blood and Blood Plasma

The charges for blood and blood plasma, and blood plasma expanders when not replaced on behalf of the Covered Person.

Cardiac Rehabilitation Services

The charges for cardiac rehabilitation therapy rendered by a licensed therapist, when prescribed by and provided under the supervision of the attending Physician.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

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Chemotherapy

The charges for the treatment of malignant disease by chemical or biological antineoplastic agents for cancer chemotherapy and cancer hormone treatments and for services which have been approved by the United States Food and Drug Administration for general use in treatment of cancer, whether performed in a Physician's office, as an Inpatient or Out-Patient at a Hospital, or in any other medically appropriate treatment setting.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400 prior to treatment. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Chiropractic Care

The charges for detection and correction by manual means of structural imbalance or subluxation resulting from or related to distortion, misalignment or subluxation of or in the vertical column.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400 prior to treatment. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Consultation

The charges for consultation services by a Professional Provider, provided that the consultation services are given to the Covered Person at the request of the attending Physician while confined as an Inpatient in a Hospital, a Skilled Nursing Facility or a Substance Abuse Treatment Facility.

Consultation consists of an examination of the Covered Person and a review of his or her x-ray and laboratory examinations and medical history, but not staff consultations required by hospital rules and regulations.

Diagnostic Services


The charges for Diagnostic Services.

Durable Medical Equipment

The charges for rental or initial purchase (or necessary repair) of Durable Medical Equipment prescribed by a Physician for the treatment of an Illness or Injury. It does not include any changes made to the Covered Person's home, automobile, or personal property, such as air conditioning or remodeling. Rental coverage is limited to the purchase price of the Durable Medical Equipment.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400 prior to leasing or purchasing any equipment in excess of $1,500. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

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Emergency Services


The charges for Emergency Services received within 48 hours after the onset of a Medical Emergency. Surgery (e.g., suturing, burn care fracture care, etc.) payment will be made as a surgical benefit.

After being admitted into a facility for Emergence Services, CHI must be notified at 1-800-509-3400 within 24 hours of the admission or as soon as reasonably possible. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for such notification are not followed.

Hemodialysis

The charges for hemodialysis treatment.

Home Health Services

The charges for Home Health Services provided by a licensed Home Health Agency pursuant to a Home Health Plan.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400, and CHI must approve the Home Health Plan, prior receiving Home Health Services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Limitations/Exclusions

Coverage is limited to one visit per day. Each period of up to four (4) hours or less will be considered one visit, and each visit by a Home Health Agency is counted as one visit.

Hospice Care

The charges for Hospice Services if the attending Physician certifies that the Covered Person is a Terminally Ill Person and recommends admission into a Hospice Care Program.

To qualify for payment under the Policy, Hospice Services must be:

     1.   Provided while the Terminally Ill Person is a Covered Person;

     2. Provided within six (6) months of the Terminally Ill Person's entry or re-entry (after a remission period) in the Hospice Care Program; and

     3.   Furnished or arranged by a Hospice.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must notify CHI at 1-800-509-3400, and CHI must approve the Hospice Care Program, prior receiving Hospice Services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Limitations/Exclusions
Coverage is limited to one or more of the following charges:

     1. For the confinement of a Terminally Ill Person as an Inpatient in a Hospice facility;

     2. For Home Health Services furnished to the Terminally Ill Person in the person's home;

     3. For social services furnished to the Terminally Ill Person or to the Family Unit by a Social Worker;

     4.   For palliative care (medication/treatment directed toward relief); or

     5.   For respite care.

Hospital


The charges for Out-Patient services and supplies, and the following Inpatient charges when a Covered Person is confined in a Hospital:

     1. Room and board and general nursing care charges for semi-private accommodations (designated as such by the Hospital) or, if the Covered Person utilizes private accommodations because the Covered Person's medical condition requires isolation for his or her health and the attending Physician orders such private accommodations, charges for private accommodations; and

     2. Charges for all other hospital services and supplies, including special meals and dietary services, medicines, laboratory tests, use of operating rooms and special equipment anesthetics and x-rays, provided and billed by hospital.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to hospital admission as an Inpatient. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Limitations/Exclusions
The Policy does not cover hospital charges for any day that the Covered Person does not receive any medical treatment after being admitted to a Hospital.


Immunization for Children

The charges for child immunization, up to the minimum benefits mandated by the Pennsylvania Department of Health.

Coverage will be provided for those child immunizations, including the immunizing agents, which as determined by the Department of Health, conform to the standards of the U. S. Department of Health and Human Services. These benefits will be exempt from Deductible Amounts and other dollar limits.

Infertility Services

The charges for services to diagnose infertility. Services to treat infertility are not covered by this Policy.

Inpatient Physician Services

The charges for medical treatment given by the attending Physician to a Covered Person while confined as an Inpatient in a Hospital or Skilled Nursing Facility.

Limitations/Exclusions Inpatient Physician services coverage does not include charges for:

     1.   Surgical services;

     2.   Diagnostic Services;

     3.   Maternity services;

     4.   Any therapy;

     5.   For psychiatric treatment; or

     6. Treatment rendered to a Covered Person who has exceeded the maximum number of days of confinement or the maximum benefit amount for Inpatient Physician services, as set forth in the Schedule of Benefits.

Mammography

The charges for female Covered Person's expenses for mammography services, up to one routine mammography every calendar year if the Covered Person is age 40 or older. In addition, any mammography recommended by a Physician.

Maternity-Related Care

The charges for female Covered Person's expenses incurred as a result of pregnancy, miscarriages and Medically Necessary and elective abortions. Life threatening abortions will be covered as any other surgery.

The Covered Person, a member of his or her family, a hospital staff member' put preferably the attending Physician, must notify CHI at 1-800-509-3400 as soon as pregnancy is confirmed and within 24 hours after birth of a child or as soon thereafter as reasonably possible.

Mental or Nervous Disorders

For coverage of mental or nervous disorder, please refer to "Psychiatric Treatment" below.

Newborn Baby Care

The charges for care of newborn children, including Hospital charges for nursery room and board and miscellaneous expenses.

Occupational Therapy

The charges for occupational therapy rendered by a licensed therapist for Illnesses and Injuries of the Covered Person.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to treatment. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Limitations/Exclusions
Coverage is limited only to treatment for up to such number of days per incident of Illness or Injury set forth in the Schedule of Benefits, beginning with the first day of treatment.

Office Visits

The charges for diagnosis or treatment of any Injury or Illness at a Physician's office.

Organ Transplants

The charges for services which are directly and specifically related to organ transplants when performed at a Hospital. Where the Covered Person is the recipient, coverage hereunder includes the hospitalization of donors, and for those hospital services directly and specifically related to the transplantation of the organ to the Covered Person, to the extent that the Covered Person (recipient) would be entitled to such benefits and the donor is not otherwise insured or covered by another health care plan.

The purchase price of the organ is not covered under this Policy. Coverage under this Policy is limited to organ transplants meeting the following requirements:

     1. The attending Physician certifies that the organ transplant is Medically Necessary;

     2.   The covered Person must be the recipient; and

     3. The transplant is accepted by the general medical community at the time of the procedure as appropriate treatment for the specific conditions of the Covered Person.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to treatment. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Oxygen

The charges for oxygen and the rental equipment for its administration when prescribed by the attending Physician.

Papanicolaou Smear (Pap Smear)

The charges for a female Covered Person's expenses for a routine pap smear in accordance with the recommendations of the American College of Obstetricians and Gynecologists.

Physical Therapy

The charges for physical therapy rendered by a licensed therapist for Illnesses and Injuries of the Covered Person.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Preventive Care

The charges for an annual gynecological examination including a pelvic examination and clinical breast examination by a Physician.

The charges for immunizations (other than immunization for children covered elsewhere in this Policy) and physical examinations (other than papanicolaou smears and mammography covered elsewhere in this Policy) by a Physician, subject to the limitations set forth in the Schedule of Benefits.

Private Duty Nursing

The charges for private duty professional nursing services from a L.P.N. or R.N. for a Covered Person's non-hospitalized acute-illness or injury

Private duty nursing care furnished for Custodial Care is not covered.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Psychiatric Treatment

The charges for the following Inpatient and Out-Patient services for a Covered Person for the treatment of a Mental Illness.

Inpatient: The hospital services and supplies provided to a Covered Person for the treatment of a Mental Illness while confined as an Inpatient at a Hospital or a Psychiatric Hospital.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to admission. The Company will reduce the benefits under this Policy by the percentage or dollars (as the ease may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Out-Patient: The following Out-Patient services for the treatment of a Mental Illness rendered by a licensed psychiatrist, psychologist, psychotherapist or psychiatric Social Worker at a Mental Health Treatment Facility:

     1.   Oral and written diagnostic tests;

     2.   Consultation visits;

     3.   Diagnostic visits;

     4.   Physician's personal treatment visits; and

     5.   Group therapy.

Radiation Therapy


The charges for the treatment of any Illness or Injury by x-ray (but not dental x-rays, unless directly related to a Covered Medical Service), gamma ray, accelerated particles, mesons, neutrons, radium or radioactive isotopes, including the cost of radioactive materials.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the ease may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Reconstructive/Corrective Surgery


The charges for reconstructive surgery if such surgery is required to:

     1. To restore normal functions of a body part (other than a tooth or structure that supports the teeth) which is malformed as a result of a birth defect or as a direct result of Illness or Injury or surgery performed to treat an Illness; or

     2. Repair an Injury which occurs while the person is covered under this Policy. Surgery must be performed in the calendar year of the accident which causes the Injury or in the next calendar year.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving surgery. The Company will reduce the benefits under this Policy by the percentage or dollars (as the ease may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Reconstructive surgery coverage does not include Cosmetic Surgery.

Respiratory Therapy

The charges for respiratory therapy rendered by a licensed therapist for Illnesses and injuries of the Covered Person.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Skilled Nursing Facility

The charges listed below when a Covered Person is confined as an Inpatient in a Skilled Nursing Facility while recovering from an Illness or Injury. Coverage is limited to services and supplies furnished while the Covered Person is under continuous care of his or her Physician, requires 24-hour nursing care and the confinement in a Skilled Nursing Facility is required by his or her Physician:

     1. Room and board and general nursing care charges for semi-private accommodations (designated as such by the Hospital) or, if the Covered Person utilizes private accommodations because the Covered Person's medical condition requires isolation for his or her health and the attending Physician orders such private accommodations, charges for private accommodations; and

     2. Charges for all other skilled nursing services and supplies, including special meals and dietary services and medicines.

Skilled Nursing Facility care coverage does not include Custodial Care.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to admission. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Speech Therapy


The charges for speech therapy rendered by a qualified speech therapist to restore or rehabilitate any speech loss or impairment caused by Injury or Illness, a previous speech therapeutic process, or as a result of surgery for an Injury or Illness.

The Covered Person, a member of his or her family, a hospital staff member, but preferably the attending physician, must obtain pre-certification by CHI at 1-800-509-3400 prior to receiving services. The Company will reduce the benefits under this Policy by the percentage or dollars (as the case may be) set forth in the Schedule of Benefits if the procedures for pre-certification are not followed.

Substance Abuse Treatment (including Alcoholism and Drug Addiction)

The charges for the following Inpatient and Out-Patient services to treat Substance Abuse or Dependency, subject to the limitations set forth below and any additional limitations set forth in the Schedule of Benefits:

     1. Out-Patient Care: Covered Medical Services include the following Out-Patient services in a Substance Abuse Treatment Facility for treatment for medical conditions resulting from the Substance Abuse or
          Dependency: (1) Physician, psychologist, nurse, certified addictions counselor and trained staff services; (2) rehabilitation therapy and counseling; (3) family counseling and intervention; (4) psychiatric, psychological and medical laboratory tests; and (5) drugs, medicines, equipment use and supplies.

          Each Covered Person is eligible for thirty (30) Out-Patient full visits per calendar year. Each Covered Person is also eligible for thirty (30) additional Out-Patient full visits or equivalent partial visits per calendar year at a Substance Abuse Treatment Facility, which may be exchanged on a two-for-one basis for up to fifteen (15) non-hospital, residential alcohol or drug treatment days described in Paragraph 3 below. Treatment for Substance Abuse or Dependency shall be provided according to an individualized treatment plan, subject to a lifetime limit of one hundred and twenty (120) Out-Patient full visits or equivalent partial visits.

     2. Inpatient Detoxification: Covered Medical Services include the following Inpatient services at a Hospital or a Substance Abuse Treatment Facility for detoxification and treatment for medical conditions resulting from the Substance Abuse or Dependency: (1) lodging and dietary services; (2) Physician, psychologist, nurse, certified addictions counselor and trained staff services; (3) diagnostic x-ray; (4) psychiatric, psychological and medical laboratory testing; (5) drugs, medicines, equipment use and supplies.

          Each Covered Person is eligible for seven (7) Inpatient days of per calendar year, subject to a lifetime limit of four (4) separate such admissions. Inpatient rehabilitation beyond detoxification in the Hospital is not covered hereunder.

     3. Inpatient Rehabilitation: Covered Medical Services include the following Non-Hospital Substance Abuse Residential Facility care: (l) lodging and dietary services; (2) Physician, psychologist, nurse, certified addictions counselor and trained staff services; (3) rehabilitation therapy and counseling; (4) family counseling and intervention; (5) psychiatric, psychological and medical laboratory tests; and (6) drugs, . medicines, equipment use and supplies.

          Each Covered Person is eligible for thirty (30) days per calendar year for such residential treatment in a Non-Hospital Substance Abuse Residential Facility, subject to a lifetime limit of ninety (90) days of such services.

     4. Court-ordered chemical dependency admissions are covered but only to the extent of the covered benefits described above.

In the case of Paragraph 2 or 3 above, the Covered Person, a member of his or her family, a hospital staff member, but preferably the attending Physician, must submit to CHI prior to treatment a certificate from a Physician that the Covered Person is suffering from Substance Abuse or Dependency and needs treatment.

Voluntary Sterilization

The charges for male or female voluntary sterilization procedures. The Policy will not cover reversal procedures.

VII. GENERAL EXCLUSIONS

This Policy Does Not Cover Charges, Expenses or Costs:

     1. For services or supplies not Medically Necessary for the diagnosis or treatment of an Illness or Injury.

     2. Which exceeds the Reasonable and Customary Charges or exceeds the maximum benefit amounts set forth in the Schedule of Benefits.

     3.   Caused by war (declared or undeclared) or any act of war.

     4. Suffered while on full-time active duty in the armed forces of any country or international authority.

     5. Incurred in connection with any injury or illness which is compensable under any workers' compensation or occupational disease act or law or the federal Longshoreman's and Harbor Worker's Compensation Act.

     6. For services received in a veteran's administration hospital, a public health service hospital, or any facility operated by the U.S. government or any of its agencies, except to the extent that there is an unconditional requirement to pay those charges.

     7. For medical and dental care received by retirees from armed forces or their dependents pursuant to and covered by programs established under federal law.

     8. For the treatment of or care for mental retardation, defects and deficiency, except that this exclusion does not apply to Mental Illnesses specifically covered in Article VI.

     9. For dental services related to the care, filling, removal or replacement of teeth and treatment of injuries to or diseases of the teeth and gums, including but not limited to apicoectomy (dental root resection), orthodontics, root canal treatment, soft tissue impactions, alveolectomy, augmentation and vestibuloplasty treatment of periodontal disease, and dental implants, except for accidental injuries to sound natural teeth.

     10. For optical services: The Policy does not cover charges for examinations to determine the need for (or change of) eyeglasses or lenses of any type except initial replacements for loss of the natural lens, eye surgery such as radial keratotomy when the primary purpose is to correct myopia (nearsightedness), hyperopia (farsightedness) or astigmatism (blurring), or exams for the correction of vision and radial keratotomy eye surgery to improve visual acuity.

     11.  For services rendered by the Covered Person or his or her Close
          Relative.

     12. For medical services or supplies not prescribed or rendered by a Physician.

     13. Directly related to attempted suicide or an intentionally self-inflicted injury (whether sane or insane).

     14. For provision or replacement of the following items: arch supports; elastic hose; birth control devices including, but not limited, to IUDs, diaphragms and condoms; false teeth; braces; traction apparatus; canes; cervical collars; walkers; corrective shoes; wheelchairs; corsets; crutches; wigs or cranial prosthesis; diapers; special appliances, supplies or equipment. This exclusion does not apply to Durable Medical Equipment specifically covered by Article VI.

     15.  For Custodial Care.

     16. For Cosmetic Surgery except reconstructive surgery specifically covered by Article VI

     17. Resulting from the commission of or attempt to commit a felony by the Covered Person.

     18. For personal convenience items or services such as telephones, barber services, meals, formulas, radio and television rentals, homemaker services and other like items and services.

     19. Applied toward satisfaction of the Deductible Amount or the co-payment or co-insurance amount payable by the Covered Person.

     20. For blood, blood plasma and blood products that are replaced on behalf of the Covered Person.

     21. For actual or attempted impregnation or fertilization which involves either a Covered Person or a surrogate as a donor or a recipient.

     22.  For examinations, adjustment of, or purchase of a hearing aid.

     23.  For career and pastoral counseling.

     24. For services or supplies of an Educational, Experimental or Investigative nature. This exclusion includes, but is not limited to:
               - All phases of clinical trials;
               - All treatment protocols based upon or similar to those used in clinical trials;
               - Drugs approved by the Federal Food and Drug Administration under its Treatment Investigatory New Drug regulation or equivalent;
               - Federally approved drugs used for treatment indications not generally recognized by the medical community.

     25.  For the reversal of any sterilization procedure or any related care.

     26. For sex transformations or other transsexual surgery or related services not necessitated by an Injury or Illness covered by this Policy.

     27.  For services rendered for academic reasons.

     28.  For orthoptic therapy (vision exercises).

     29. For weight reduction programs and gastric stapling for treatment of obesity.

     30. Infertility services, including but not limited to, In-Vitro fertilization procedures, Gamete Intrafallopian Transfer (GIFT), Zygote Intrafallopian transfer (ZIFT ) and other similar or related services; and infertility injectables or other infertility-related supplies.

     31. For bereavement counseling services, except as specifically provided for under the Hospice Services in Article VI.

     32. For treatment of temporomandibular joint dysfunction with/intra oral devices or any other method to alter vertical dimension.

     33. For hypnosis not used as an integral part of a Covered Medical Service covered under Article VI

     34. For telephone consultations, failure to keep a scheduled visit, or completion of a claim form.

     35.  For any services or supplies not specifically described herein.

     36. For services or supplies covered by any automobile insurance policy up to the amount of coverage limitation under such policy.

     37.  For prescription drugs.

The Company shall determine whether a service or supply is covered under this Policy or excluded from coverage under this Policy.

VIII. GENERAL PROVISIONS

1. Notice of Claim

Written notice of claim must be furnished to the Company within 90 days after Covered Medical Services have been rendered to the Covered Person. A notice of claim form may be obtained from CHI or the Policyholder. However, in case of a claim for which the Policy provides any periodic payment contingent upon continued provision of Covered Medical Services, this notice may be furnished within 90 days after termination of each period for which the Company is liable. Failure to furnish the notice of claim within the time required will not invalidate nor reduce any claim if it is not reasonably possible to give the notice of claim within 90 days, provided the notice of claim is furnished as soon as reasonably possible. However, except in the absence of legal capacity of the claimant, the notice of claim may not be furnished later than one year from the date when the notice of claim was originally required.

2. Time for Payment of Claim

Benefits payable under the Policy will be paid promptly upon receipt by CHI of satisfactory notice of claim, unless the Policy provides for periodic payment. Where the Policy provides for periodic payments, the benefits will accrue and be paid monthly, subject to satisfactory notice of claim.

3. Payment of Claims

All or any portion of any indemnities provided by the Policy on account of hospital, nursing, medical or surgical services may, at the Company's option, be paid directly to the hospital or other persons rendering such services; but it is not required that the service be rendered by a particular hospital or person. Any payment made by the Company in good faith pursuant to this provision will fully discharge the Company's obligation to the extent of the payment. The Covered Person may request that payments not be made pursuant to this provision. The request must be made in writing and must be given to the Company not later than the time of filing notice of claim. Payment made prior to receipt of the Covered Person's written request at the Company's principal executive office will be deemed to be payment made in good faith.

The Covered Person shall be responsible for the payment of all charges for any service or supply in excess of the Reasonable and Customary Charges or otherwise not covered by this Policy.

4. Review and Appeal Procedures
Reviews of Pre-Certification Denials

If a Covered Person is denied coverage for a procedure during the pre-certification process described in Article V, the Covered Person will be advised of the reason(s) for the denial and of his or her right to a prompt review by a person who did not participate in the denial decision.

If a review is requested, in addition to reviewing the reasons for the denial, CHI may discuss the case with the treating Physician in an effort to agree on care that would be covered under the Policy.

If the review does not result in a satisfactory resolution, the Covered Person will receive a written notice explaining the reason(s) for the denial.

Appeals of Denied Claims or Other Denials

If a Covered Person is denied coverage for a claim or denied coverage for a procedure during pre-certification process, the Covered Person will be advised in writing of the reason(s) for the denial. This notice will set forth the reasons for such denial. If the Covered Person wishes to appeal this decision, the Covered Person may write to the address which appears on the notice (to the attention of the person who signed the letter, if any).

The Covered Person may appeal a denial of benefits within 30 days of the date of the rejection by sending a letter stating why the Covered Person thinks the claim should not have been denied, including a copy of the denial letter and with any additional claim. The Policyholder number, claim number, if any, and the date of service for which benefits were denied must be included will become final and incontestable.

Upon receipt of the letter and any additional information the Covered Person provides, the Covered Person's records will be reviewed; and the results of this review will be sent to the Covered Person promptly. In unusual cases, as when review of the claim or denial of coverage requires examination by medical personnel, including consulting physicians, the review may be extended.

5. Choice of Physician

Each Covered Person has free choice of any Physician, Hospital or other provider.

6. Time Limit on Certain Defenses

No claim for loss incurred after one year from commencement of the individual Covered Person's insurance will be reduced or denied on the grounds that the disease or physical condition existed prior to the commencement of the Covered Person's insurance.

7. Contract

The entire contract between the Company and the Policyholder consists of the Policy, the Summary of Benefits and the applications of the Policyholder and each Covered Employee. All statement contained in the applications will, in the absence of fraud, be deemed representations and not warranties. No statement made by an applicant for insurance will be used to void the insurance or reduce the benefits, unless contained in a written application and signed by the applicant. No agent has the authority to make or modify the Policy, or to extend the time for payment of premiums, or to waive any of the Company's rights or requirements.,

No modification of the Policy will be valid unless evidenced by an endorsement or amendment of the Policy, signed by an executive officer of the Company and delivered to the Policyholder.

8. Incontestability

The validity of a Covered Person's insurance will not be contested, except for non-payment of premium, after his or her insurance under the Policy has been continuously in force for one year during his or her lifetime. No statement made by a Covered Employee relating to his or her insurability or that of his or her Dependents will be used in defense to a claim under the Policy unless: (a) it is contained in a written application signed by the Covered Employee; and (b) a copy of the application has been furnished to the Covered Employee or to his or her beneficiary.

9. Misstatements of Age

If the age of any Covered Person has been misstated, an equitable adjustment will be made in the premiums or, at the Company's discretion, the amount of insurance payable. Any premium adjustment will be based on the premium that would have been charged for the same coverage on a Covered Person of the same age and similar circumstances.

10. Physical Examination and Autopsy

The Company, at its own expense, will have the right and opportunity to examine a Covered Person, when and as often as may reasonably be required during the pendency of a claim under the Policy and to make an autopsy in case of death, where it is not forbidden by law.

11. Legal Action

No action at law or in equity may be brought to recover on the Policy unless and until the expiration of 60 days after notice of claim has been furnished to CHI in accordance with the requirements of this Policy. No such action may be brought after the expiration of three (3) years after the time notice of claim is required to be furnished.

12. Conformity With State Statutes

Any provision of the Policy which, on its Effective Date, is in conflict with the statutes of the state in which it is issued, is hereby amended to conform to the minimum requirements of those statutes.

13. Assignment

No assignment of the Policy, or any part of it, will be binding on the Company unless approved in writing by the President or Executive Vice President of the Company. The Company does not assume any responsibility for the validity of any assignment.

14. Rights of Employees

This Policy does not provide any benefit not specifically described herein. This Policy does not constitute a contract of employment and does not affect the right of the employer to discharge any Employee.

15. Facility of Payment

If, in the opinion of the Company, a Covered Person is not competent to execute a valid release for payment of any benefit to which he is entitled under this Policy, the Company may, but shall not be required to, make payment to such individual(s) or institution(s) as have assumed the care and support of such Covered Person. In the event the Covered Person dies before payment is made to him of all benefits to which he is entitled under the Policy, the Company may, but shall not be required to, make payment to such individual(s) or institution(s) as may be, in the opinion of the Company, equitably entitled thereto, including without limitation, individual(s) or institution(s) to which the Covered Person may have assigned such benefits prior to his death. Any payment made in accordance with the foregoing provisions shall fully discharge the Company to the extent of such payments.

16. Right to Receive and Release Information

For the purpose of determining the applicability of and implementing the terms of the provisions of the Policy, the Company may release to, or obtain from, any other plan or policy administrator, insurance company, or other organization or individual any information, concerning any individual, which the Company consider to be necessary for those purposes. Any individual claiming benefits under this Policy will furnish the information that may be necessary to implement the provisions.

17. Deductible Amounts

For each Covered Medical Expense, the individual Deductible Amount stated in the Schedule of Benefits must be incurred with respect to a Covered Person before benefits become payable. If, during a calendar year, such deductibles are equal to the family Deductible Amount shown in the Schedule of Benefits, no further deductible amount shall apply with respect to any remaining expenses incurred by members of that Family Unit during the remainder of that calendar year.

18. Incorporation of Summary of Benefits

The Summary of Benefits is hereby incorporated in and made a part of this Policy.

IX. CONTINUATION OF COVERAGE
1. Consolidated Omnibus Budget Reconciliation Act of 1985, As Amended ("COBRA")

Upon timely notice from the Employer, CHI will make available continuation coverage, as required by COBRA, for all Covered Persons determined to be qualified beneficiaries, as defined in Subsection 162(k)(7)(B) of the Internal Revenue Code, as amended from time to time, and Subsection 607(3) of the Employee Retirement Income Security Act (ERISA), as amended from time to time. The Employer shall retain full responsibility for notifying Covered Persons of their rights to continuation coverage and administering the exercise of continuation rights, as required by COBRA. CHI shall have no obligation to ensure that any notices received from the Employer comply with the requirements of COBRA. For purposes of COBRA, CHI is not the plan administrator.

     A.   Each Covered Employee has a right to continue coverage if:

          1. Employment with the Employer ends for a reason other than gross misconduct; or

          2.   Work hours are reduced which result in a loss of coverage.

     B.   Each Covered Dependent has a right to continue coverage if:

          1. The Covered Employee's employment with the Employer ends for a reason other that gross misconduct;

          2.   The Covered Employee's work hours are reduced;

          3.   The Covered Employee dies;

          4. In the case of the Covered Employee's spouse, when such spouse ceases to be an Eligible Dependent as a result of divorce or legal separation;

          5.   The Covered Employee becomes entitled to Medicare; or

          6. In the case of a Dependent child, when such child no longer satisfies the eligibility requirements for coverage as an Eligible Dependent under this Agreement.

Similar rights may apply to certain retirees and their dependents if the employer commences certain bankruptcy proceedings and these individuals lose coverage.

Under COBRA, the Covered Employee or a family member has the responsibility to inform the Employer of a divorce, legal separation, or a child losing dependent status under the Employer's health plan within 60 days of the later of the date of the event or the date on which coverage would end under the plan because of the event. The Employer has the responsibility to notify the Employer of the Covered Employee's death, termination of employment, reduction in hours or Medicare entitlement.

When the Employer is notified that one of these events has happened, the Employer will in turn notify the qualified beneficiary within 14 days of the notification that he/she has the right to choose continuation coverage. The qualified beneficiary has at least 60 days from such notification or the qualifying event, whichever date is later, to inform the Employer of his or her decision to elect continued coverage. The qualified beneficiary will then have 45 days after notifying the Employer of his or her decision to pay the retroactive premium.

In the case of the Covered Employee's termination of employment or reduction in work hours, the coverage may be continued for up to 18 months. The 18 months of coverage may be extended to 36 months if one of the other events described in Part B above occurs to a dependent within the initial 18 months of coverage. The qualifying events listed in Part B, other than B(1) and B(2), will entitle the dependents for up to 36 months of continuation coverage. The 18 months may also be extended to 29 months if an individual is determined to have been disabled for Social Security disability purposes at the time of the initial qualifying event and the Employer is notified of the disability of the Social Security Administrator determination within 60 days of its disability determination. The affected individual must also notify the Employer within 30 days of any final determination that the individual is no longer disabled.

However, coverage will cease earlier if one of the following events occurs:

          1. The Employer ceases to provide any group health insurance to any of its employees;

          2. The qualified beneficiary fails to make timely payments of any premium required;

          3. The qualified beneficiary is covered under another group health plan that does not contain any exclusion or limitation with respect to any preexisting condition that the qualified beneficiary may have;

          4.   The qualified beneficiary is entitled to benefits under Medicare;
               or

          5. The qualified beneficiary extended coverage for up to 29 months due to a disability and there has been a final determination that the qualified beneficiary is no longer disabled.

2. Employee Conversion Option

When a Covered Employee's coverage under this Policy terminates for reasons other than failure to make the required premium contributions, the benefits may be converted to an individual policy (the "Converted Policy") issued by the Company.

This conversion privilege is available:

     (a) to an Eligible Employee if s/he has been continuously insured under this Policy for at last three (3) months immediately prior to the termination;

     (b) to an Eligible Dependent spouse if the coverage terminates because of his or her spouse/Employee's death, or because of divorce or annulment of marriage; and

     (c) to an Eligible Dependent child if the coverage terminates because of the Eligible Dependent's age or because of the death of his or her parent/Covered Employee.

The conversion privilege is not available to any Covered Person if:

     (i) if the Covered Person is, or is eligible to be, within 31 days of termination of coverage under this Policy, covered for similar benefits by: (1) another group plan, medical service subscriber contract, medical practice or other prepayment plan, or (2) any governmental program;

     (ii) if issuing the Converted Policy to the Covered Person would result in over-insurance, as determined by CHI; or

     (iii) if coverage under the Policy terminated because any required premium contribution was not paid when due.

Application and payment of the first premium under the Converted Policy must be made to the Company within 31 days immediately following termination of coverage under this Policy.

If continuation of coverage as described above is elected, this conversion option will apply at the end of the maximum continuation period under this Policy.

The Converted Policy will be issued as follows:

     (A) The Covered Policy will in the form CHI has them available for conversion which is most similar to the coverage being converted. The coverage under the Converted Policy may be different from the coverage provided under this Policy;

     (B) The Converted Policy may exclude any condition for which the Covered Person was not covered under this Policy, provided a 12-month period has not elapsed from the original Effective Date of this Policy; and

     (C) The premium payable for the Converted Policy will be based on the CHI's rate then applicable to the class of risk to which the Covered Person belongs, the age of the Covered Person, and the form and amount of . coverage provided, on the effective date of the Converted Policy.

If the Covered Employee and one or more of his Dependents were covered by the Policy, the Converted Policy must cover all previously insured Covered Persons who are eligible for conversion coverage. The Company may, at its option, issue a separate Covered Policy to cover any Dependent.

3. Extension of Benefits Upon Termination of Policy

Except as set forth below, if the Covered Person is an Inpatient on the day coverage under this Policy terminates, the benefits of coverage under this Policy shall be provided until the earlier of:

     A. the date on which the maximum amount of benefits under this Policy has been paid; or

     B.   the date on which the Inpatient stay ends; or

     C.   the 90th day after the date of termination.

If this Policy is terminated because the Employer participates in or obtains medical coverage under a health benefit plan or arrangement made available by another organization, the liability of CHI shall cease as of the date of such termination, and no benefits will be provided for any services or supplies provided after such date.

X. COORDINATION OF BENEFITS

All benefits provided under this Policy are subject to this Article, and will not be increased by virtue of this Article.

1. Definitions


In addition to the Definitions set forth in Article XV of this Policy, the following definitions only apply to this Article:

     a. "Plan" means any plan providing benefits or services for or by reason of medical or dental care or treatment, which benefits or services are provided by:

          (1)  group, blanket or franchise insurance coverage;

          (2) service plan contracts, group practice, individual practice and other prepayment coverage;

          (3) any coverage under labor-management trusteed plans, union welfare plans, employer organization plans, or employee benefit organization plans; or

          (4) any coverage under governmental programs, and any coverage required or provided by any statute.

          The term "Plan" shall exclude any school accident-type coverages or group or group-type hospital indemnity benefits of $100 per day or less.

     b. "Dependent" means, for any Plan, any person who qualifies as a Dependent under that Plan.

     c. "Allowable Benefits" means the eligible charges for Covered Medical Services under this Policy.

     d. "Benefits Paid or Payable" means the amounts actually paid for Covered Medical Services.

2. Effect on Benefits

     a. This Article shall apply in determining the benefits of this Policy if, for Covered Medical Services received, the sum of the Benefits Payable under this Policy and the Benefits Payable under other Plans would exceed the Allowable Benefits.

     b. Except as provided in Subsection c. of this Section 2, the Benefits Payable under this Policy for Covered Medical Services will be reduced so that the sum of the reduced benefits and the Benefits Payable for Covered Medical Services under other Plans does not exceed the total of Allowable Benefits.

     c. If (1) the other Plan contains a provision coordinating its benefits with those of this Policy and its rules require the benefits of this Policy to be determined first, and (2) the rules set forth in Subsection e. of this Section 2 require the benefits of this Policy to be determined first, then the benefits of the other Plan will be ignored in determining the benefits under this Policy.

     d. If the other Plan does not include a coordination of benefits provision, such Plan will be primary.

     e.   If the other Plan does include a coordination of benefits provision:

          (1) The Plan covering the patient other than as a Dependent will be primary.

          (2) Where both Plans cover the patient as a dependent child, the Plan covering the patient as a dependent child of a parent whose date of birth, excluding year of birth, occurs earlier in a calendar year shall be the primary Plan. But, if both parents have the same birthday, the

               Plan which covered the parent longer will be the primary Plan. If the parents are separated or divorced, the following will apply:

               (a) The Plan which covers the child as a Dependent of the parent with custody will be the primary Plan.

               (b) If the parent with custody has remarried, the Plan which covers the child as a Dependent of the stepparent with custody will determine its benefits before the Plan covering the child as a Dependent of the parent without custody.

               (c) Where there is a court decree which establishes financial responsibility for the health care expenses of the dependent child, the Plan which covers the child as a Dependent of the parent with such financial responsibility will be the primary Plan as long as the Plan of that parent has actual knowledge of the court decree.

               (d) If the specific terms of the court decree state that the parents shall share joint custody, without stating that one of the parents is responsible for the health care expenses of the child, the plans covering the child shall follow the order of benefit determination rules outlined in the first paragraph of 2. e. 2).

               In the event CHI is coordinating with a Plan that uses the male/female rule regarding dependent children, the introductory paragraph of this clause (2) shall be replaced with to the following introductory paragraph:

                    Where both Plans cover the patient as a dependent child, the Plan covering the patient as a dependent child of a male will be the primary Plan, except that if the parents are separated or divorced, the following will apply:

          (3)  Where the determination cannot be made in accordance with clause
               (1) or (2) above, the Plan which has covered the patient for the longer period of time will be the primary Plan; provided that,

               (a) the benefits of a plan covering the person as an employee other than a laid-off or retired employee or as the Dependent of such person shall be determined before the benefits of a plan covering the person as a laid-off or retired employee as a Dependent of such person; and

               (b) if either Plan does not have a provision regarding laid-off or retired employees, and, as a result, the benefits of each plan are determined after the other, then the provisions of clause (3)(a) above shall not apply.

     f. Services provided under any governmental program for which any periodic payment of rate is made by the Covered Person shall always be the primary Plan, except when prohibited by law, or when the Covered Person has elected Medicare secondary.

3. Facility of Payment

Whenever payments should have been made under this Policy in accordance with this Article, but the payments have been made under any other Plan, CHI has the right to pay to any organization that has made such payment any amount it determines to be warranted to satisfy the intent of this Article. Amounts so paid shall be deemed to be Benefits Paid under this Policy and to the extent of the payments for Covered Medical Services, CHI shall be fully discharged from liability under this Policy.

4. Right of Recovery

     a. Whenever payments have been made by CHI for Covered Medical Services in excess of the maximum amount of payment necessary at that time to satisfy the intent of this Article, irrespective of to whom paid, CHI shall have the right to recover the excess from among the following, as CHI shall determine: any person to or for whom such payments were made, any insurance company, or any other organization.

     b. The Covered Employee, personally and on behalf of his or her Covered Dependents shall, upon request, execute and deliver such documents as may be required and do whatever else is reasonably necessary to secure CHI's rights to recover the excess payments.

5. CHI shall not be required to determine the existence of any Plan or amount of Benefits Payable under any Plan except this Policy, and the payment of benefits under this Policy shall be affected by the Benefits Payable under any and all other Plans only to the extent that CHI is furnished with information relative to such other Plans by the Employer or Covered Person or any other insurance company or organization or person.

6. When the benefits are reduced under the primary Plan because a Covered Person does not comply with the Plan articles, or does not maximize benefits available under the primary Plan, the amount of such reduction will not be considered an Allowable Benefit. Examples of such provisions are those related to second surgical opinions and pre-certification of admissions and services.

7. CHI may, without the consent or notice to any person, release to or obtain from any other insurance company, or other organization or person, any information, with respect to any Covered Person which CHI deems necessary to determine the applicability of, and implement the terms of, this Article, or any similar provision of any other Plan. Any person claiming benefits under this Policy will furnish to CHI any information necessary to implement this Article.

XI. MEDICARE


When a Covered Person is eligible for Medicare, that person must sign and deliver an election card to the Company, stating whom that Covered Person wants to be his primary insurer. If the Covered Person elects Medicare as his primary source of coverage and belongs to a group covered by the Policy covering twenty
(20) persons or more, all Policy benefits otherwise payable to that Covered Person shall discontinue. If belonging to a covered group of less than twenty
(20) persons, all Policy benefits otherwise payable with respect to the Covered Person will be reduced by any service or supply provided, or any benefits paid or payable, under Part A and Part B of Medicare.

For the purposes of this Article, benefits will be paid on the basis that the Covered Person is covered by both Part A and Part B of Medicare. If the Covered Person should not receive benefits under either Part A or Part B because of:

     (a)  failure to enroll when required;

     (b) failure to pay any premiums that may be required for full coverage of the person under Medicare; or

     (c) failure to file any written request or claim required for payment of Medicare benefits;

the Company will make determination of the total benefits that would have been payable under Medicare in the absence of this failure.

     "Part A" means the "Hospital Insurance Benefits for the Aged" portion of Medicare.

     "Part B" means the "Supplementary Medical Insurance for the Aged" portion of Medicare.

XII. SUBROGATION

In the event of any payment under the Policy, the Company will, to the extent of the payment under the Policy, be subrogated to all the rights of recovery of the Covered Person arising out of the acts or omissions of any person or organization. The Covered Person hereby agrees to reimburse the Company for any benefits paid hereunder, out of any moneys recovered from any person or organization as the result of judgment, settlement or otherwise. After any benefits under this Policy are paid by the Company, the Covered Person also agrees to execute and deliver all necessary instruments and to furnish such information and such reasonable assistance as may be required to facilitate enforcement of its rights hereunder. In the event the Company recovers an amount greater than the benefit paid, the excess, will be paid to the Covered Person. The Covered Person shall do nothing after loss to prejudice these rights. This Article will not apply, however, to a recovery obtained by any Covered Person from any insurance company on a policy under which the Covered Person is entitled to indemnity. as a named insured person or an insured Dependent of a named person. For purposes of this Article only, "Covered Person" will include anyone receiving payment under the Policy, either directly or indirectly.

This Article does not pertain to medical malpractice insurance pursuant to Pennsylvania Law, Chapter 4, Article V1, Section 602 (40 P.S. Section 1301.602), and is limited for Pennsylvania No-Fault Insurance pursuant to Pennsylvania Law Chapter 4, Article VI(J), Section III(4) (40 P.S. Section 1009. 111), as now constituted or later amended.

The Subrogation rights under this Article shall be enforced only to the extent and at those times permitted by law and shall not be enforceable to the extent prohibited by any Pennsylvania statute or regulation.

XIII. POLICYHOLDER/EMPLOYER PROVISIONS

Premiums

1. The premiums for this Policy shall be based upon the administrative requirements of CHI and the cost of Covered Medical Services and shall be payable in advance according to the mode of payment agreed upon. At the end of the first calendar year or at any time thereafter, the premiums for this Policy may be readjusted by CHI based upon the experience under the Policy.

2. The Employer is solely responsible for the payment of premiums with respect to its Covered Employees and their Covered Dependents. Payment shall be made directly to CHI.

3. The first premium will be the sum of the individual premiums determined by applying the premium rates, shown in the initial schedule of premium rates, to the amount of insurance then in force at the respective ages of the Covered Persons insured on the Effective Date of the Policy. The premium for each successive month will be the sum of the individual premiums determined by applying the premium rates then in effect to the amount of insurance then in force at the respective ages of the Covered Persons insured on the premium due date.

4. The premium rates will be guaranteed for the first twelve (12) months following the issuance of the Policy. CHI reserves the right to change, after such guaranteed period, the premium rates by written notice to the Policyholder at least thirty (30) days prior to the date of the change.

5. Any change in premium rates necessitated by an amendment of the Policy will be effective on the effective date of the amendment. If the effective date of the amendment is any day other than the premium due date, then a pro rata premium adjustment will be made to the applicable month.

6. There will be no premium adjustment for Covered Person who may be added or terminated between premium due dates. If notice of a Covered Person's termination received by CHI more than thirty (30) days after their termination, any unearned premium will be credited only from the first premium due date prior to the receipt of such notice. This provision will not extend the Covered Person's insurance beyond the termination date.

Grace Period

If the Policyholder has not previously given written notice to CHI that the Policy is to be discontinued, the grace period of thirty one (31) days will be granted to the Policyholder for payment of every premium after the first premium. During the grace period, the Policy will continue in force, unless prior to the date payment was due the Policyholder gave timely written notice to CHI that the Agreement is to be canceled. If the premiums are not paid within the grace period, the Policy will be discontinued, but the Policyholder will still be liable to CHI for all unpaid premiums, including the premiums for the grace period. If during the grace period CHI receives written notice from the Policyholder that the Policy is to be discontinued, the Policy will be discontinued on the date notice is received, but the Policyholder will still be liable to CHI for the payment of all premiums then unpaid, together with a pro rata premium for the period commencing with the date on which the last premium became due and ending with the date of receipt of written notice by CHI.

Term of Policy and Right to Terminate

This Policy is issued for an indefinite term, commencing on the Effective Date shown on the face page. The Policy continues in force, so long as premiums are paid when due, until terminated in accordance with the terms of this Policy.

The Policyholder may terminate the Policy by giving written notice to CHI. Termination by the Policyholder will be effective on the latter of: (a) the day specified in the notice; or (b) the day the notice is received by CHI. CHI may terminate any or all insurance under the Policy, as of any premium due date, by giving written notice to the Policyholder at least thirty (30) days prior to that date.

Notice

Written notice to the Policyholder will be deemed to be effective on the date it is placed in the United States mail, postage prepaid and properly addressed to the principal place of business of the Policyholder. Notice will be deemed to be properly addressed if it reflects the last address provided to CHI by the Policyholder.

Individual Certificates

CHI will issue a Summary of Benefits, describing the insurance protection to which each Covered Person is entitled and to whom payable. Copies of the Summary of Benefits will be issued to the Policyholder for delivery to each Covered Employee.

Registry

The Policyholder shall furnish CHI with:

     (a) the names of all individuals initially eligible for insurance or who later become eligible for insurance under the Policy, even if they do not become insured;

     (b) the names of all Covered Persons who become insured or whose insurance terminates, together with the respective date; and

     (c) any information required to initiate, maintain or terminate coverage on each Eligible Person.

CHI will have the right, at reasonable times, to inspect all books and records of the Policyholder which relate to the insurance under the Policy.

XIV. PRE-EXISTING CONDITIONS LIMITATION

No payment will be made to any Covered Person under this Policy for any charge relating to any condition which was precluded by the group policy (if any) that this Policy replaced, which existed prior to the date the individual became covered under this Policy and for which the individual received medical advice or treatment within 90 days immediately preceding the date coverage under this Policy commenced, unless the charge is incurred:

     1. More than six (6) consecutive months after the Covered Person has been covered under this Policy during which time no medical advice or treatment was received; or

     2. If the Covered Person is a Covered Employee, collectively more than twelve (12) consecutive months after the Covered Employee has been actively employed with the Employer and has been covered under this Policy and/or another group health insurance policy issued to the Employer; or

     3. If the Covered Person is a Covered Dependent, collectively more than twelve (12) consecutive months after the Covered Dependent has been covered under this Policy and/or another group health insurance policy issued to the Employer.

This Article applies only to Employees and Dependents who become covered under this Policy after the Effective Date of this Policy.

XV. DEFINITIONS

For the purposes of this Policy, unless the context clearly indicates otherwise, the following words and phrases have the following meanings. The following words and phrases are not intended to imply that coverage for them is provided under this Policy.

Ambulatory Surgical Facility - A specialized facility licensed, where required, to render surgical procedures on an Out-Patient basis, which has an organized staff of Physicians, has been approved by the Joint Commission on Accreditation of Health Care Organizations, the Accreditation Association for Ambulatory Healthcare, Inc., or CHI, and which:

     1. has permanent facilities and equipment for the primary purpose of performing surgical procedures on an Out-Patient basis;

     2. provides treatment by or under the supervision of Physicians and nursing services whenever the patient is in the facility;

     3.   does not provide Inpatient accommodations;

     4. provides the full-time services of one or more RNs for patient care in the operating rooms and in the post-anesthesia recovery room; and

     5. provides at least one operating room and at least one post-anesthesia recovery room; is equipped to perform diagnostic x-ray and laboratory examinations; and has available trained personnel and necessary equipment to handle foreseeable emergencies;

     6. maintains a written agreement with at least one Hospital in the area for immediate acceptance of patients who develop complications or require post-operative confinement; and

     7. is not, other than incidentally, a facility used as an office or clinic for the private practice of a Professional Provider.

Birthing Center - A free-standing facility licensed, where required, to provide maternity care, which:

     1. Is organized and staffed to provide prenatal care, delivery and immediate post-partum care;

     2. Is directed by at least one Physician who is a specialist in obstetrics and gynecology;

     3. Has a Physician or certified nurse midwife present at all births and during the immediate post-partum period;

     4. Has at least two (2) beds or two (2) birthing rooms for use by patients while in labor and during delivery;

     5. Has the capacity to administer a local anesthetic and to perform minor surgery. This includes episiotomy and repair of perineal tear;

     6.   Accepts only patients with low risk pregnancies; and

     7. Has a written agreement with a Hospital in the area for emergency transfer of a patient or a child.

Close Relative - The Covered Person, his or her spouse, a child, brother, sister, or parent of the Covered Person or his or her spouse.

Company - Corporate Health Insurance Company, a Minnesota corporation, and its successor, if any.

Co-payment - The flat, fixed-dollar amount which shall be payable by a Covered Person pursuant to this Policy to a provider of services or supplies, regardless of, but not in excess of, the charge for such services or supplies, such amount to be set forth in the Schedule of Benefits with respect to applicable Covered Medical Service.

Cosmetic Surgery - Any surgery not Medically Necessary, including, without limitation, ear piercing, rhinoplasty or lipectomy, except cosmetic surgery resulting from the complication of such Cosmetic Surgery.

Covered Dependent - Any Eligible Dependent whose coverage became effective and has not terminated.

Covered Employee - Any Eligible Employee whose coverage became effective and has not terminated.

Covered Person - Any Eligible Employee or Eligible Dependent whose coverage became effective and has not terminated.

Covered Medical Services - Those services and supplies which are Medically Necessary and are otherwise covered by this Policy and for which charges are Reasonable and Customary.

Custodial Care - Any type of care that does not require the skills of technical or professional personnel or are not furnished by or under the supervision of such personnel or does not otherwise meet the requirements of post-hospital Skilled Nursing Facility Care. Custodial Care includes, but is not limited to:

     o Help in walking, getting into or out of bed, bathing, dressing, eating and other functions of daily living of a similar nature;

     o General supervision of exercise programs including carrying out of maintenance programs of repetitive exercises that do not need the skills of a therapist and are not skilled rehabilitation services;

     o    Bowel training and management;

     o General safety/health precautions and preventive procedures such as turning to prevent bedsores; and

     o    Providing patient recreation and/or companionship.

Deductible Amount - The amount of charges for Covered Medical Services a Covered Person must incur and pay during the calendar year under this Policy. The Deductible Amount will differ depending upon whether the Covered Person is covered under an individual coverage or a family coverage. If covered under an individual coverage, the Covered Person must pay the Deductible Amount for "individual," as set forth in the Schedule of Benefits, before becoming entitled to benefits under the Policy. If covered under a family coverage, the Covered Person and his or her Family Unit must pay the Deductible Amount for "family," as set forth in the Schedule of Benefits, before becoming entitled to benefits under the Policy.

Dentist - Licensed Doctor of Dental Surgery or Doctor of Dental Medicine.

Dependent - Includes a spouse or child, whether by birth or adoption, of an Eligible Employee.

Detoxification - The process whereby an alcohol or drug intoxicated or alcohol or drug dependent person is assisted, in a facility licensed by the Department of Health, through the period of time necessary to eliminate, by metabolic or other means. the intoxicating alcohol or drug, alcohol or drug dependent factors or alcohol in combination with drugs, as determined by a licensed Physician, while keeping the physiological risk to the patient at a reasonable minimum.

Diagnostic Services - the following procedures prescribed by a Professional Provider because of specific symptoms to determine a definite condition or disease. Diagnostic Services include, but are not limited to:

     A. diagnostic radiology, consisting of x-ray, ultrasound and nuclear medicine;

     B.   diagnostic pathology, consisting of laboratory and pathology tests;

     C. diagnostic medical procedures, consisting of ECG, EEG, and other diagnostic medical procedures; and

     D. allergy testing consisting of percutaneous, intracutaneous and patch tests.

Durable Medical Equipment - Equipment prescribed by the attending Physician which is:

          -  Not primarily and customarily used for non-medical purposes;

          -  Designed for prolonged use; and

          - For a specific therapeutic purpose in the treatment of an Illness or Injury.

Durable Medical Equipment includes, but is not limited to, prosthetic appliances and orthopedic braces.

Educational - a service or supply the primary purpose of which is to provide the Covered Person with any of the following training in the activities of daily living: instruction in scholastic skills such as reading and writing; preparation for occupation; or treatment for learning disabilities.

Eligible Dependent - Any Eligible Employee's Dependent who satisfies the eligibility requirements of Article I.

Eligible Employee - Any active employee full-time of the Policyholder who regularly works at least 30 hours per week and otherwise satisfies the eligibility requirements of Article I.

Emergency Services - Medical services required for the initial treatment of a Medical Emergency. These services shall not include treatment for occupational injury for which benefits are covered under workers' compensation law or similar occupational disease law. The condition of the Covered Person must be of sufficient severity to warrant immediate attention.

Employer - The Policyholder.

Evidence of Good Health - A statement from an Eligible Employee or an Eligible Dependent attesting to the "good health" of such person or his or her Eligible Dependents. A standard form available from the Policyholder's human resources department will be provided for this purpose. The Eligible Employee or the Eligible Dependent is responsible for any and all related costs.

Experimental or Investigative - the use of any treatment, procedure, facility, equipment, drug, or drug usage device or supply which the general medical community does not accept as standard medical treatment of the condition being treated, or any such items requiring federal or other governmental agency approval which approval has not been granted at the time the services were rendered.

Family Unit - A Covered Employee and his or her Covered Dependents.

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Home Health Agency - Any organization certified as a home health agency under the Medicare law or otherwise approved by CHI for the delivery of non-Physician patient care in the home of a Covered Person.

Home Health Plan - A program for care and treatment of a Covered Person established and approved in writing by such Covered Person's attending Physician, together with such Physician's certification that the proper treatment of the Injury or Illness would require confinement as a resident Inpatient in a Hospital or confinement in a Skilled Nursing Facility the absence of services and supplies provided as part of the Home Health Plan.

Home Health Services - Those items and services defined as "home health services" in the Medicare law and set forth in 42 CFR Part 417.101 et seq.

Hospice - A facility which is licensed as such, where required, and provides short periods of stay for a Terminally Ill Person in a home-like setting for either direct care or respite care. This facility may be either free-standing or affiliated with a Hospital. It must operate as an integral part of the Hospice Care Program.

Hospice Care Program - A formal program directed by a Physician to help care for a Terminally III Person. This may be through either

     o A centrally-administrated, medically directed and nurse-coordinated program which

          -  Provides a coherent system primarily of home care; and
          -  Is available 24 hours a day, seven (7) days a week; or

     o    Confinement in a Hospice.

The program must meet standards set by the National Hospice Organization and approved by CHI. If such a program is required by a state to be licensed, certified, or registered, it must also satisfy such requirement.

Hospice Services - Services and supplies furnished or arranged by a Hospice to a Terminally Ill Person.

Hospital - An institution accredited as a Hospital by the Joint Commission on Accreditation of Health Care Organizations, the Bureau of Hospitals of the American Osteopathic Association or under Medicare Law, or as otherwise determined by CHI as meeting reasonable standards, which:

     1.   is a duly licensed, where required; and

     2. is primarily engaged in providing Inpatient diagnostic and surgical and therapeutic services for the diagnosis, treatment and care of injured or ill persons by or under the supervision of Physicians; and

     3. provides 24-hour nursing service by or under the supervision of Registered Nurses; and

     4. is not a Skilled Nursing Facility, Custodial Care home, health resort, spa or sanitarium, place for rest, place for the treatment of Mental Illness, place for the treatment of Substance Abuse or Dependency, Hospice, rehabilitation center, or place for the treatment of pulmonary tuberculosis.

Illness - Sickness or disease which requires medical service or supply covered by this Policy.

Injury - Bodily harm which results from an accident and which requires medical service or supply covered by the Policy.

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Inpatient - A person who is admitted to a Hospital, a Psychiatric Hospital, a
Skilled Nursing Facility or a Substance Abuse Treatment Facility and incurs room and board charges.

L.P.N. - A full-time licensed practical nurse, other than a Close Relative, who is recognized by the state in which care is given as qualified to perform limited nursing functions.

Medical Emergency - a sudden, unexpected onset of a medical condition manifesting itself by acute symptoms or a traumatic bodily injury resulting from an accident, which is of sufficient severity that the absence of immediate medical attention could reasonably result in:

     1.   Death of the Covered Person;
     2.   Serious harm the Covered Person's health; or
     3. Serious or permanent impairment to bodily functions or any bodily organ or part.

The non-availability of a private Physician or the fact that the Physician may refer the Covered Person to the emergency room does not, by itself, constitute a Medical Emergency. Medical Emergencies include, but are not limited to:

     (a)  uncontrolled or excessive bleeding;
     (b)  suspected heart attack;
     (c)  inability to breath;
     (d)  appendicitis;
     (e)  serious burns;
     (f)  poisoning;
     (g)  severe pain and suffering; and
     (h)  convulsion or unconsciousness.


Medically Necessary - Medical service or supply which is provided by a Professional Provider for the diagnosis or the direct care and treatment of a Covered Person's Injury or Illness and which is:

          1. Appropriate for the symptoms and diagnosis or treatment of the Covered Person's Injury or Illness; and

          2.   In accordance with current standards of good medical practice.

Confinement as an Inpatient in a Hospital or other facility is considered Medically Necessary when the Covered Person needs to be confined because of the nature of the services being delivered the Covered Person or when treatment for his or her condition cannot be given safely and adequately if performed on an Out-Patient basis.

Medicare - The programs health care for the aged and the disabled established by Title XVIII of the Social Security Act, as first enacted by the Social Security Amendment of 1965 or as later amended.

Mental Illness - An emotional, nervous or mental disorder means a neurosis, psychoneurosis, psychopathy or psychosis and mental, emotional or nervous disorder without demonstrable organic origin.

Mental Health Treatment Facility - A facility, licensed by the Department of Health, for the care or treatment of person with a Mental Illness and in which services are provided by or under the supervisions of a Physician.

Military Service - Service in any Army, Navy, Air Force, Marines, Coast Guard, or other branch of the military.

Non-Hospital Substance Abuse Residential Care - The provision of medical, nursing, counseling or therapeutic services to patients suffering from alcohol or drug abuse or dependency in a residential environment, according to individualized treatment plans.

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Out-Patient - A patient who receives diagnosis or treatment at a facility, but does not incur room and board charges.

Physician - A person, other than a Close Relative of the Covered Person, who is duly licensed member of a medical profession and is practicing within the scope of his or her license.

Policy - this Comprehensive Major Medical Group Health Insurance Policy issued by the Company to the Policyholder.

Policy Enrollment Form - A printed form approved by CHI that an Eligible Employee must complete, execute and deliver to CHI to be eligible for coverage under this Policy.

Policy Year - The twelve (12) month period commencing on a date agreed to between the Policyholder and CHI or, if no such agreement exists, the twelve
(12) month period of January l through December 31 inclusive.

Pre-Certification - A certification that a Covered Person must obtain prior to receiving any of the services or supplies that are identified by the Schedule of Benefits or this Policy as needing a Pre-Certification, which certifies the proposed Hospital admission and length of stay as Medically Necessary.

Prescription Drugs - Drugs and medicines which require a prescription by a Physician to dispense and are approved by the U.S. Food and Drug Administration for general use in treating the illness or injury for which they are prescribed. Prescriptions Drugs include oral contraceptives and vitamins.

Professional Provider - a person or practitioner licensed, where required, and performing services within the scope of such licensure. The Professional Providers include:

 - R.N.                                      - optometrist
 - chiropractor                              - physical therapist
 - clinical laboratory                       - Physician
 - Dentist                                   - podiatrist
 - nurse midwife                             - psychologist

Psychiatric Hospital - An institution which is primarily engaged in providing diagnosis and therapeutic services for the Inpatient treatment of Mental Illnesses and meets all of the following requirements:

1.   Services are provided by or under the supervision of a Physician;

2.   Provides continuous nursing services under the supervision of an RN.; and

3. Is not a Skilled Nursing Facility, Custodial Care home, health resort, place for rest, place for the treatment of Substance Abuse or Dependency, Hospice, rehabilitation center, or place for the treatment of pulmonary tuberculosis.

R.N. - A registered nurse, other than a Close Relative, who is licensed in the state in which care is given to perform all nursing functions.

Reasonable and Customary Charge - Any charge which, as determined by CHI, does not exceed (i) the usual or customary fee for comparable service or supply charged by other providers of similar services or supplies in the area where the service or supply is provided and who have training, experience and professional standing comparable to those of the actual provider of the service or supply or
(ii) if no comparison exists, the reasonable fee (which may differ from the usual or customary fee) determined by CHI after considering unusual clinical circumstances and/or the actual cost of equipment and facilities involved in the treatment. When determining whether a charge is Reasonable and Customary, CHI may consider the severity of the condition being treated and any complications and unusual circumstances that may be involved.

                                       43

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Schedule of Benefits - The Schedule of Benefits set forth in the Summary of
Benefits, which summarizes the benefits payable under the Policy. The terms of the Schedule of Benefits will be individually tailored to each Policyholder.

Semi-Private - A two (2) bed room in a Hospital. If the facility has no such rooms, the rate most commonly charged by similar institutions in the same geographic area.

Skilled Nursing Facility - An institution or a distinct part of an institution which is licensed, where required, or approved under state or local law, and which is primarily engaged in providing skilled nursing care and related services (on an Inpatient basis to patients requiring 24-hour skilled nursing but not requiring confinement in an acute care Hospital) as a skilled nursing facility, extended care facility, or nursing care facility approved by the Joint Commission on Accreditation of Health Care Organizations or the Bureau of Hospitals of the American Osteopathic Association, or as a certified skilled nursing facility under Medicare law, or as otherwise determined by CHI to meet the reasonable standards applied by any of the aforesaid authorities.

A Skilled Nursing Facility does not include a rest home, a home for the aged, a place for Custodial Care or educational care, or a treatment facility for alcoholism, drug addiction, or mental illness.

Social Worker - A duly licensed or certified social worker with at least two (2) years or three thousand (3,000) hours of post-masters clinical social work practice in a clinical program established by the state regulatory board or agency.

Substance Abuse or Dependency - Any use of alcohol or drugs which produces a pattern of pathological use causing impairment in social or occupational functioning or which produces physiological dependency evidenced by physical tolerance or withdrawal.

Substance Abuse Treatment Facility - A Hospital or non-Hospital facility, licensed by the Department of Health, for the care or treatment of alcohol or drug dependent persons, except for transitional living facilities.

Terminally Ill Person - A Covered Person who life expectancy is six (6) months or less, as certified by the attending Physician.

TotalDisability or Totally Disabled - A Covered Employee shall be considered totally disabled if, as a result of an illness or injury, he or she is unable to engage in any gainful occupation for which s/he is reasonably fitted by education, training, or experience, and is not performing work of any kind for wage or profit. A Covered Dependent will be considered totally disabled if, because of an illness or injury, he or she is prevented from engaging in all the normal activities of a person of like age and sex.

                                       44